UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

June 14, 2023

TENON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41364	45-5574718
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

104 Cooper Court Los Gatos, CA	95032
(Address of principal executive offices)	(Zip Code)

(408) 649-5760

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TNON	The Nasdaq Stock Market LLC
Warrants	TNONW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 14, 2023, Tenon Medical, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with two investors, pursuant to which the Company agreed to sell, issue and deliver to such investors a total of 747,600 units ( “Units”), with each Unit consisting of (i) one share of common stock of the Company (the “Common Stock”), par value $0.001 per share, and (ii) two warrants, each warrant to purchase one share of Common Stock at an exercise price equal to $0.56 per share of Common Stock (the “Warrants”). The Warrants are exercisable upon issuance and will expire five years from the date of issuance. The exercise price of the Warrants reset on July 16, 2023, to a price equal to the greater of (i) $0.28 per share and (ii) 100% of the last VWAP (as defined in the Warrants) on July 14, 2023.

Under the terms of the Purchase Agreement, the Company agreed to sell the Units at a public offering price of $0.56 per Unit. The sale of the Units pursuant to the Purchase Agreements were part of the Company’s registered public offering of a total of 10,000,000 Units (the “Offering”). The closing of the Offering occurred on June 16, 2023. The Company received gross proceeds of $5.6 million in connection with the Offering before deducting Placement Agent fees and other offering expenses. The Company intends to use the net proceeds from the Offering for sales and marketing activities, including building a sales and marketing infrastructure, training clinicians to use the Company’s products, clinical studies and general corporate purposes, including working capital.

Maxim Group LLC acted as the placement agent (the “Placement Agent”) on a “best efforts” basis in connection with the Offering. The shares of Common Stock underlying the Units, the Warrants and the shares of Common Stock issuable upon the exercise of the Warrants are being offered and sold under the Registration Statement on Form S-1, as amended (File No. 333-272488), initially filed by the Company with the Securities and Exchange Commission (“SEC”) on June 7, 2023 and declared effective on June 13, 2023.

The Purchase Agreement contains customary conditions to closing, representations and warranties of the Company, and termination rights of the parties, as well as certain indemnification obligations of the Company and ongoing covenants for the Company.

The Company also entered into a Placement Agency Agreement with the Placement Agent (the “Placement Agency Agreement”) on June 14, 2023. On the closing date of the Offering, the Placement Agent received a cash fee equal to 7.0% of the aggregate purchase price paid by the Investors in the Offering.

In addition, under the Placement Agency Agreement, for a period from June 16, 2023 until 30 days thereafter, subject to certain exceptions, neither the Company nor any Subsidiary shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or Common Stock Equivalents (as defined in the Placement Agency Agreement) or (ii) file any registration statement or amendment or supplement thereto, other than the prospectus or filing a Registration Statement on Form S-8 in connection with any employee benefit plan, in each case without prior written consent of the Placement Agent.

Upon the closing of the Offering, for a period of nine (9) months following the closing, we granted the placement agent the right of first refusal to act as lead managing underwriter and book runner, lead placement agent, or lead sales agent, with compensation for such services equal to at least 50% of the compensation payable to all other parties providing such services for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings for which we retain the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering by us, or any successor to us or any subsidiary of ours, during such nine (9) month period. Notwithstanding anything herein to the contrary, this right of first refusal does not apply to self-directed offerings in which the Company does not employ the services of an investment banker, finder or financial advisor to which we pay commissions.

The foregoing summaries of the Placement Agency Agreement, Warrants and Purchase Agreement and do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 1.1, 4.1 and 10.1, respectively, to this Current Report on Form 8-K (this “Report”), which are incorporated herein by reference.

Item 8.01. Other Information.

On June 14, 2023, the Company issued a press release announcing the pricing of the Offering. A copy of the press release announcing this matter is filed as Exhibit 99.1 to this Report and is incorporated by reference into this Item 8.01.

On June 16, 2023, the Company issued a press release announcing the closing of the Offering. A copy of the press release announcing this matter is filed as Exhibit 99.2 to this Report and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Placement Agency Agreement dated as of June 14, 2023, by and between the Tenon Medical, Inc. and Maxim Group LLC.
4.1*	Form of Warrant.
10.1	Form of Securities Purchase Agreement.
99.1	Press Release dated as of June 14, 2023.
99.2	Press Release dated as of June 16, 2023.
104	Cover Page Interactive Data File (formatted in Inline XBRL).

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-272488), originally filed on June 7, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2023	TENON MEDICAL, INC.

	By:	/s/ Steven M. Foster
	Name:	Steven M. Foster
	Title:	Chief Executive Officer and President

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